SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                   Date of Report:  February 6, 1997





                            MEDIMMUNE, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-19131


          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)          (Zip Code)



   Registrant's telephone number, including area code (301) 417-0770


             No Exhibits are being filed with this report


CytoGam is a registered trademark and
RespiGam is a trademark of the Company.






                            MEDIMMUNE, INC.
                      Current Report on Form 8-K

ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated February 6, 1997.

   MEDIMMUNE REPORTS PRODUCT SALES INCREASE 250 PERCENT FOR Q4 1996

            -- Successful launch of new product to prevent
                   serious RSV disease in infants --

Gaithersburg, MD, February 6, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) today reported that product sales for the quarter ended December 31, 1996 increased 250 percent to $17.7 million from $5.1 million in 1995. The increase was due principally to $13.9 million in sales of RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)). RespiGam was approved for marketing in January 1996 for prevention of serious lower respiratory tract infection caused by respiratory syncytial virus (RSV) in children under 24 months of age with bronchopulmonary dysplasia or a history of premature birth (i.e., less than or equal to 35 weeks gestation; please see full prescribing information).

"Initial demand for RespiGam has confirmed both the medical need and market potential for this product," commented David M. Mott, President and Chief Operating Officer of MedImmune. "We have been in a back order situation since before year end and are currently working with our customers to allocate the supply of product which will be available during the remainder of the 1996/1997 RSV season. We are working with the product's manufacturer, Massachusetts Public Health Biologic Laboratories, to ensure that an adequate supply of RespiGam will be available for future RSV seasons. Progress continues on construction of our own manufacturing facility which would have the potential to provide additional production capacity beyond that available at Massachusetts Public Health Biologic Laboratories."

Total 1996 revenues were $41.1 million with a net loss of $29.5 million or $1.41 per share on 21.0 million shares, compared to 1995 revenues of $27.4 million and a net loss of $22.7 million or $1.41 per share on
16.1 million shares. Product sales in 1996 increased 121 percent to $35.8 million including RespiGam sales of $17.3 million and CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) sales of $18.4 million. The 14 percent increase in CytoGam sales represents the fourth consecutive year of double-digit sales growth for MedImmune's first product. For fourth quarter 1996, MedImmune had total revenues of $18.0 million and a net loss of $10.8 million, or $0.50 per share on
21.7 million shares compared to fourth quarter 1995 revenues of $7.0 million and a net loss of $8.6 million or $0.49 per share on 17.4 million shares. MedImmune had cash and marketable securities of $114.8 million at December 31, 1996.

The net loss in the fourth quarter 1996 increased to $10.8 million from $8.6 million in fourth quarter 1995. Excluding one-time charges in 1995, the increase was primarily attributable to 1) increased cost of sales partially offset by better overall gross margins, 2) increased selling, administrative and general expenses, principally associated with supporting the launch of RespiGam and 3) increased research and development expenditures. The increased research and development expenses are primarily due to the commencement of a 1,503-patient Phase 3 clinical trial of MEDI-493, MedImmune's second generation product being evaluated for the prevention of serious RSV disease. The Company expects clinical trial expenses for MEDI-493 to remain high through the first half of 1997 and then to decrease significantly in the second half of 1997 following completion of the Phase 3 trial.

RSV is the leading cause of pneumonia and bronchiolitis in infants. RSV outbreaks occur worldwide during the late fall, winter and early spring. In the United States alone, over 90,000 children are hospitalized and 4,500 die from RSV disease annually. Premature infants and children who suffer from a chronic lung condition known as bronchopulmonary dysplasia (BPD) are at increased risk for acquiring severe RSV disease. Each year approximately 100,000 of these children are at the highest risk for developing serious RSV disease.

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. CytoGam and RespiGam are polyclonal antibody products enriched in antibodies against cytomegalovirus (CMV) and respiratory syncytial virus (RSV), respectively. CytoGam is used for attenuation of primary CMV disease associated with kidney transplantation (please see full prescribing information), and RespiGam is used to prevent serious RSV disease, the leading cause of bronchiolitis and pneumonia in certain high-risk children. CytoGam and RespiGam are manufactured by Massachusetts Public Health Biologic Laboratories. MedImmune markets CytoGam and RespiGam through its hospital-based sales force and has seven new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission.

                           - Table Follows -


MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)
Condensed Statements of Operations (Unaudited)

                                   Three Months            Year ended
                                Ended December 31,        December 31,
                                  1996        1995       1996       1995
                               ---------    ---------  --------- ---------
                                    (unaudited)
Revenues:
 Product sales                    $ 17,696   $  5,052  $  35,782  $ 16,173
 Contracts                             262      1,933      5,317    11,263
                                 ---------  ---------  --------- ---------
                                    17,958      6,985     41,099    27,436
                                 ---------  ---------  --------- ---------

Costs and expenses:
 Cost of sales                       8,632      2,915     19,678    10,678
 Research and development           12,133      5,893     32,192    26,417
 Selling, administrative             8,563      4,550     22,165    11,719
and general
   Other operating expenses             --      2,700         --     2,700
                                 ---------  ---------  --------- ---------
                                    29,328     16,058     74,035    51,514
                                 ---------  ---------  --------- ---------
Interest income, net                   596        483      3,392     1,407
                                 ---------  ---------  --------- ---------
Net loss                         $(10,774)  $ (8,590)  $(29,544) $(22,671)
                                 =========  =========  ========= =========
Loss per share                   $  (0.50)  $  (0.49)  $  (1.41) $  (1.41)
                                 =========  =========  ========= =========

Shares used in computing loss       21,725     17,431     21,019    16,061
per share
                                 =========  =========  ========= =========


Condensed Balance Sheets

                                      December 31,   December 31,
                                      1996           1995
                                       -------------  -------------

Assets:
 Cash and marketable securities           $  114,765      $  38,039
 Trade and contract receivables, net          10,287          3,897
 Inventory, net                                6,060          6,027
 Property and equipment, net                  29,087          8,255
 Other assets                                  3,772          1,114
                                           ---------      ---------
                                          $  163,971      $  57,332
                                           =========      =========

Liabilities and shareholders' equity:
 Accounts payable                         $    3,942      $   2,318
 Accrued expenses                             10,509          6,538
 Long term debt                               70,874          1,984
 Other liabilities                             5,781          2,713
 Shareholders' equity                         72,865         43,779
                                           ---------      ---------
                                          $  163,971      $  57,332
                                           =========      =========

Common shares outstanding                     21,837         17,706
                                           =========      =========



                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)



Date: February 6, 1997        David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and accounting
                               officer)